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                                                                  EXHIBIT 99 (A)

FOR RELEASE
JULY 11, 1995
3:00 PM EDT

                              Contact:             Lisa Suennen
                                                   Medco Behavioral Care Corp.
                                                   201-782-5915

                                                   Gary Lachow
                                                   Merck & Co.
                                                   908-423-6022

                                                   Ruth Pachman
                                                   Kekst and Company
                                                   for KKR
                                                   212-593-2655

               MEDCO BEHAVIORAL CARE CORPORATION (MBC) MANAGEMENT
                        AND KOHLBERG KRAVIS ROBERTS & CO.
                         TO ACQUIRE MBC FROM MERCK & CO.


Whitehouse Station, NJ, July 11, 1995 -- Merck & Co., Inc. announced today the signing of a definitive agreement to divest its ownership of Medco Behavioral Care Corporation (MBC) to MBC management and Kohlberg Kravis Roberts & Co.
(KKR), for $340 million, of which approximately $315 million will be in cash. MBC is one of the nation's largest managed behavioral healthcare companies, providing behavioral health managed care and employee assistance services to more than 15 million persons across all 50 states.

The decision to divest MBC reflects Merck's intention to focus its resources on its core human and animal health business. In 1993, Merck divested Calgon Water Management and, in 1994, Merck sold Calgon Vestal Laboratories and Kelco -- other non-core businesses. Under the agreement, MBC will become an independent, privately-held company in which Merck will retain a small minority ownership interest.

"With the expertise of our management and the support of KKR, a leading private investment firm, MBC will have both the flexibility and stability it needs to forge future growth and continue innovation in its products and services," observed Albert S. Waxman, Ph.D., a founder of MBC and its chairman and chief executive officer. "MBC has an outstanding record of growth in an increasingly competitive market," added Waxman. "As we build MBC's future as an independent company, we are committed to

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maintaining the optimal structure to organize, deliver and finance high quality, cost-effective care. Working in partnership with KKR will give us the financial strength and resources to achieve our strategic vision, maintaining the high quality of MBC care while further expanding our business opportunities."

"We are extremely pleased to be partnering with MBC," said Henry R. Kravis and George R. Roberts, founding partners of KKR. "Several years ago when we began looking at investment opportunities in the healthcare industry, our goal was to find a company with excellent long-term growth potential, a leadership position in its market, and a top-notch management team. Medco Behavioral Care meets all of these criteria and, in addition, participates in a fast-growing and dynamic specialty area, behavioral health. We look forward to working with Al Waxman, Shannon Kennedy and their entire management team in capitalizing on new business opportunities, expanding the scope of services, and building a strong franchise for the future."

Pending regulatory review and other customary closing conditions, the transaction is expected to be finalized within approximately 60 days.

"There will be no change in our existing operations," said Waxman. "It will be business as usual for service and financial arrangements with our customers and their covered beneficiaries as well as with providers and facilities that currently have contractual relationships with us," he added. "We remain committed to providing value and high quality services to our customers and enrollees and, as an independent company, we will be even better positioned to keep focused on these core commitments."

Noted for innovation in the management of behavioral healthcare, MBC is the nation's first managed behavioral care organization to address all major public and private payer markets, offering a full range of high quality, customized behavioral health managed care and employee assistance programs. MBC has led the industry in developing programs for the public sector, particularly for Medicaid populations. The company is also the industry's foremost provider of "capitated" programs, under which MBC provides comprehensive coverage for fixed premiums and assumes full risk for claims and administrative costs. MBC revenues for the year ending December 31, 1994, were approximately $300 million.

Albert S. Waxman, Ph.D., will remain chairman and CEO of the new company. President and COO Shannon R. Kennedy, Ph.D., and all other key MBC executives will remain in their current positions. MBC headquarters will remain in Park Ridge, New Jersey.

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Created in 1993, after the integration of several of the industry's leading managed behavioral healthcare companies, MBC provides customized managed behavioral health and employee assistance programs, through a national network of more than 28,000 staff and network providers and facilities.

KKR is a private investment firm with offices in New York, New York and Menlo Park, California. KKR's business is making equity investments for long-term appreciation. Since its founding in 1976, KKR has completed over 40 transactions involving more than $75 billion of total financing. The company's diverse portfolio includes American Reinsurance, Duracell, Owens-Illinois, Borden, Safeway and K-III Communications.

Merck & Co. is a leading research-driven pharmaceutical products and services company. Merck discovers, develops, manufactures and markets a broad range of innovative products to improve human and animal health. The Merck-Medco Managed Care Division manages pharmacy benefits for more than 40 million Americans.

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